Exhibit 99.1

FOR IMMEDIATE RELEASE

For media inquiries, contact:

Eric Armstrong, Citrix Systems, Inc.

(954) 267-2977 or eric.armstrong@citrix.com

For investor inquiries, contact:

Eduardo Fleites, Citrix Systems, Inc.

(954) 229-5758 or eduardo.fleites@citrix.com

Citrix Adopts Majority Voting For Director Elections

FORT LAUDERDALE, Fla. – Dec. 12, 2007 – Citrix Systems, Inc. (Nasdaq:CTXS), the global leader in application delivery infrastructure, today announced that it has amended its corporate bylaws to change the voting standard for the election of directors from a plurality of votes cast to a majority of votes cast in uncontested elections. Contested elections (in which there are more nominees than directors to be elected) will continue to use the plurality standard. Citrix is joining other technology leaders in delivering corporate governance excellence and greater accountability of directors to stockholders.

Under the laws of Delaware, where Citrix is incorporated, if an incumbent director is not elected, that director continues to serve as a “holdover director” until the director’s successor is duly elected and qualified or that director resigns. To address this potential outcome, the board has also amended its director resignation policy to provide that only candidates who agree to tender irrevocable resignations will be nominated for election or re-election as a director. In an uncontested election, if an incumbent director is not elected by a majority of votes cast, the Nominating and Corporate Governance Committee shall promptly consider his or her resignation, and make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Nominating and Corporate Governance Committee’s recommendation within 90 days following certification of the stockholder vote. The Board will publicly disclose its decision and the rationale behind it promptly thereafter.

The new majority vote standard is effective immediately and will be implemented at Citrix’s upcoming annual meeting of stockholders on May 30, 2008.

Additional information on Citrix’s board of directors and corporate governance guidelines are available at www.citrix.com/aboutcitrix/governance.

About Citrix

Citrix Systems, Inc. (Nasdaq:CTXS) is the global leader and the most trusted name in application delivery infrastructure. More than 200,000 organizations worldwide rely on Citrix to deliver any application to users anywhere with the best performance, highest security and lowest cost. Citrix customers include 100% of the Fortune 100 companies and 99% of the Fortune

Global 500, as well as hundreds of thousands of small businesses and prosumers. Citrix has approximately 6,200 channel and alliance partners in more than 100 countries. Annual revenue in 2006 was $1.1 billion.

For Citrix Investors

This release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements in this release do not constitute guarantees of future performance. Those statements involve a number of factors that could cause actual results to differ materially, including risks associated with revenue growth and recognition of revenue, products, their development and distribution, product demand and pipeline, economic and competitive factors, the Company’s key strategic relationships, acquisition and related integration risks as well as other risks detailed in the Company’s filings with the Securities and Exchange Commission. Citrix assumes no obligation to update any forward-looking information contained in this press release or with respect to the announcements described herein.

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